EXHIBIT 10.28

MEDSTRONG INTERNATIONAL CORPORATION

January 8, 2007

Stephen J. Bartkiw
3 Ocean Harbour Circle
Ocean Ridge, FL 33435

Dear Stephen:

We are very pleased to offer you the position of President and Chief Executive Officer at Medstrong International Corporation (the “Company”). This assignment is based in South Florida.

We expect that you will begin working in this new position no later than January 8, 2007. Your base salary will be $149,000 on an annual basis. You have agreed to defer receipt of your salary, and the Company agrees to accrue such salary, until such time that as determined by the Board: (a) the Company receives financing from any source and (b) the other senior executives of the Company (who are also deferring their salaries) are paid their accrued compensation. At such time(s) that the foregoing conditions are met, you will be repaid your accrued compensation to the same extent that such accrued compensation is repaid to the Company’s other senior executives; once the accrued compensation has been fully paid, you will then receive your pro-rata salary on a bi-weekly basis. The Company’s benefits plans, insurance, retirement and vacation benefits, are in the process of being developed and you will qualify as will all other employees at a similar compensation level of the Company with respect to any such benefits granted.

If decided by the Company’s Board of Directors (or committee of the Board of Directors having responsibility for option grants) that any senior executive of the Company receives stock options of the Company according to a stock option plan, then you will be eligible to participate in such plan, subject to and in accordance with applicable law and regulation. Your participation level, vesting schedule, exercise price and all other conditions for the grant of any stock options will be commensurate with your position in the company relative to other participating senior executives as determined in the sole and absolute discretion of the Board of Directors. As a condition of your employment, you will be required to execute the Company’s Employee Inventions and Proprietary Rights Assignment, Non-Competition and Non-Disclosure Agreement.

 Stephen, we are all truly looking forward to your joining the Company. Provided the terms of this letter are acceptable to you, please sign and return the enclosed copy.

Sincerely yours,
/s/ Gary Schultheis
Gary J. Schultheis Chairman of the Board of Directors

Agreed:
/s/ Stephen J. Bartkiw Stephen J. Bartkiw	Date: February 5, 2007